AMENDMENT NO. 1

              TO SPECIAL WARRANT TO PURCHASE COMMON STOCK (NO. W-9)


         AMENDMENT NO. 1 dated as of December 7, 2000 ("Amendment No. 1") to Special Warrant to Purchase Common Stock (No. W-9) dated as of May 1, 1997 (the "Special Warrant").

         WHEREAS, pursuant to the Special Warrant, The BOC Group, Inc., a Delaware Corporation ("BOC"), is entitled to purchase from NuCo2 Inc., a Florida corporation (the "Company"), 1,000,000 shares of common stock, $0.001 par value ("Common Stock") of the Company; and

         WHEREAS, in connection with the purchase by BOC of 1,111,111 shares of Common Stock of the Company pursuant to a Stock Purchase Agreement of even date herewith between the Company and BOC, the Company and BOC wish to amend the Special Warrant to make certain modifications thereto;

         Accordingly, the Company and BOC agree as follows:

         Section 1. Definitions. Except as otherwise defined in this Amendment No.1, terms defined in the Special Warrant are used herein as defined therein.

         Section 2. Amendments to Special Warrant. The Special Warrant shall be amended as follows:

                 A. The number of fully paid and nonassessable shares of Common Stock of the Company that BOC is entitled to purchase at the Purchase Price pursuant to the Special Warrant, subject to the terms and conditions of the Special Warrant, at any time on or after 9:00 a.m. Stuart, Florida time, on May 1, 1999, and before the Expiration Date, is reduced from 1,000,000 to 400,000; accordingly all references to "1,000,000 shares" shall be amended to read "400,000 shares."

                 B. Section 1.1(3) of the Special Warrant shall be amended in its entirety to read as follows:

         "(3) The term "Purchase Price" as used in this Warrant means $17.00 per share, subject to adjustment pursuant to Article III hereof."

                 C. Section 8.7 of the Special Warrant shall be deleted in its entirety.

         Section 3. Miscellaneous. Except as herein provided, the Special Warrant shall remain unchanged and in full force and effect. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of Florida.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.



   NUCO2 INC.                                     THE BOC GROUP, INC.

   By:  /s/  Michael E. DeDomenico                By:  /s/  John Walsh
      --------------------------------               ---------------------------
      Name:  Michael E. DeDomenico                   Name:  John Walsh
             Title: President and CEO                Title: Vice President



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